Exhibit 99.1

alpha-En Corporation Announces $2 Million Private Placement

TARRYTOWN, N.Y., May 17, 2017 — alpha-En Corporation (OTC: ALPE), an innovative clean technology company focused on enabling next-generation battery technologies by producing high purity lithium metal and associated products, announced today the completion of a private placement of approximately $1.8 million in convertible preferred shares and warrants to purchase common shares.

“We are grateful to the far-sighted investors who have joined this round, allowing us to raise more capital in this placement than we had originally targeted,” said alpha-En Founder and Executive Chairman Jerome Feldman. “Bringing a revolutionary new technology to market for an industry as big as today's energy storage industry means a fairly constant or even escalating expense level, even before the product is generally available. In this case, we believe the new power of lithium metal batteries will be very convincing to the international energy storage companies, and we are pleased to be enlarging our list of informed and enthusiastic investors.”

Terms of the private placement can be found on a Form 8-K to be filed with the Securities and Exchange Commission on May 17, 2017.

About alpha-En Corporation

Alpha-En Corporation (OTC ALPE) is an innovative clean technology company focused on enabling next generation battery technologies by developing and bringing to market high purity lithium metal and associated products produced in an environmentally sustainable manner. For more information, please visit http://alpha-encorp.com.

Corporate Contact
Thomas Suppanz, Managing Director/Finance
tsuppanz@alpha-encorp.com
914 418 2000

Mike Mason

DresnerAllenCaron
mmason@dresnerallencaron.com
212 691 8087

Safe Harbor

Except for the historical information herein, the matters discussed in this news release may include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, readers are cautioned not to place undue reliance on these forward-looking statements, as they are subject to various risks and uncertainties that may cause actual results to vary materially. alpha-En Corporation assumes no obligation to update the information in this release. Reference to the Company's website above does not constitute incorporation of any of the information thereon into this press release.

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